Exhibit 10.11

TERRITORIAL SAVINGS BANK

AMENDED AND RESTATED

EXECUTIVE DEFERRED INCENTIVE AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE DEFERRED INCENTIVE AGREEMENT (the “Agreement”) is entered into as of January 1, 2008, by and between TERRITORIAL SAVINGS BANK, a federally-chartered savings bank located in Honolulu, Hawaii (the “Bank”), and VERNON H. HIRATA (the “Executive”).

WHERAS, the Bank and Executive entered into the Executive Deferred Incentive Agreement (the “Predecessor Agreement”), effective January 1, 2004, in order to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that certain nonqualified deferred compensation arrangements such as the Predecessor Agreement must comply with its terms and the Treasury Regulations issued thereunder or the recipient of such compensation shall be subject to additional taxes and penalties; and

WHEREAS, the Bank and the Executive desire to amend and restate the Predecessor Agreement in the manner set forth herein in order to conform such agreement to Code Section 409A; and

WHEREAS, the Agreement shall supersede the Predecessor Agreement and no benefits shall accrue hereunder on or after August 29, 2007.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Bank and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.2	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Change in Control” means:

(a)	There occurs a “change of control” of the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574 as applied to the Bank as if it were a federally chartered institution; or

(b)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank; or

(c)	The Bank transfers substantially all of its assets to another corporation or entity, which is not an affiliate of the Bank; or

(d)	The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur as a result of a conversion of the Bank from the mutual to stock form of organization (including without limitation, through the formation of a stock holding company) (“Conversion”) or reorganization of the Bank into the mutual holding company form of ownership (“Reorganization”).

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Deferral Account” means the Bank’s accounting of the accumulated Incentive Awards, if any, plus accrued interest.

1.7	“Disability” or “Disabled” means that the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Executive’s employer; or (c) is determined to be disabled by the Social Security Administration.

1.8	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause, or within thirty-six (36) months following a Change in Control.

1.9	“Effective Date” of this Agreement shall be January 1, 2008.

1.10

“Exhibit A” means the exhibit attached to this Agreement and made a part hereof that sets forth the criteria for determining Incentive Awards. The Board, in its sole discretion, may change the criteria from one Plan Year to the next. The Bank shall notify the

Executive in writing, within thirty (30) days of the beginning of each Plan Year, of such changes. Once such written notice is given, the criteria shall not change for such Plan Year without the Executive’s written consent.

1.11	“Incentive Award” means the amount, if any, awarded to the Executive and automatically deferred according to Article 2 of this Agreement.

1.12	“Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.13	“Plan Administrator” means the plan administrator described in Article 8.

1.14	“Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.15	“Separation from Service” means the Executive’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than forty-nine percent (49%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) months (or such lesser period of time in which the Executive performed services for the Bank). The determination of whether a Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.15a	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.16	“Termination for Cause” has the meaning set forth in Section 7.1.

Article 2

Incentive Award

2.1	Incentive Award. For each Plan Year, the Bank shall determine the Executive’s Incentive Award in accordance with the criteria on Exhibit A.

2.2	Incentive Deferral. Within sixty (60) days following the end of each Plan Year, the Bank shall declare the Incentive Award for the most recently completed Plan Year and credit such amount to the Deferral Account. Effective on August 29, 2007, no further Incentive Awards shall be made under the Plan.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

3.1.1	Incentive Awards. Effective August 29, 2007, no Incentive Awards shall be credited to the Executive’s Deferred Account.

3.1.2	Interest. With respect to Incentive Awards that were credited to the Executive’s Deferred Account under the Predecessor Agreement, interest shall be rewarded as follows:

(a)	On the last day of each month and immediately prior to the payment of any benefits, but only until commencement of benefit payments under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to seven percent (7.0%), compounded annually.

(b)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to seven percent (7.0%), compounded annually. The Board, in its sole discretion, may change the rate in this Section 3.1.2(b) only on a prospective basis and only prior to the commencement of installment payments.

3.2	Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement, if any. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere Bank promise to pay such benefits.

The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

Article 4

Distributions During Lifetime

4.1	Time and Form of Benefit. Upon the earlier of the Executive’s attainment of Normal Retirement Age, Early Termination, termination due to Disability, or Separation from Service within thirty-six (36) months following a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance as of the Executive’s Normal Retirement Age, Early Termination, termination due to Disability, or Separation from Service within thirty-six (36) months following a Change in Control.

4.1.2	Payment of Benefit. The Bank shall pay the benefit to the Executive in a single cash lump-sum distribution within thirty (30) days following the earlier of the date of the Executive’s Normal Retirement Age, Early Termination, termination due to Disability, or Separation from Service within thirty-six (36) months following a Change in Control.

4.2

Restriction on Timing of Payment. Notwithstanding any provision of this Agreement to the contrary, in the event the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, any payments under Sections 4.2 and 4.4 to which Executive is entitled for the first six (6) months shall be held and shall be paid to the Executive on the first day of the seventh (7th) month following the Executive’s Separation from Service. The withheld installments plus interest, compounded monthly at the rate designated in accordance with Section 3.1.2, shall be paid to the Executive on the first day of the seventh (7th) month following the Executive’s date of Separation from Service.

Article 5

Distributions at Death

5.1	Death During Active Service. If the Executive dies while in active service to the Bank, the Bank shall pay to the Beneficiary the Deferral Account balance as of the date of the Executive’s death. This benefit shall be paid to the Beneficiary in a single cash lump-sum distribution within sixty (60) days following the date of the Executive’s death.

5.2	Death After Separation from Service But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the payment of said benefit, the Bank shall pay to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit payments shall be within sixty (60) days following the date of the Executive’s death.

Article 6

Beneficiaries

6.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as, or different from, the beneficiary designation under any other plan of the Bank in which the Executive participates.

6.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of a new Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

6.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7

General Limitations

7.1	Termination for Cause. In the event the Executive’s employment is Terminated for Cause, no benefits shall be due under this Agreement. For purposes of this Agreement, “Termination for Cause” shall be defined as termination due to the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement. Any Termination for Cause shall be determined by a majority vote of the entire membership of the Board at a meeting of such board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, the Executive committed the conduct described above and specifying the particulars thereof.

7.2	No Withdrawal Election. The Executive may not elect, at any time, to withdraw any portion of the Deferral Account balance.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, that may arise in connection with the Agreement.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decisions or actions of the Plan Administrator with respect to any questions arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9

Claims and Review Procedures

9.1	Claims Procedure. The Executive or any Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

9.1.2	Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments and Termination

10.1	Amendment. The Bank reserves the right to amend this Agreement at any time. However, to the extent any such amendment would adversely impact the accrued benefits of the Executive, the amendment shall require the written consent of the Executive, even if the Executive is no longer employed by the Bank.

10.2	Termination. The Bank reserves the right to terminate the Agreement at any time. Upon termination of the Agreement, the Bank shall determine whether all payments of benefits shall be made in accordance with the normal distribution schedule set forth under the Agreement or if payment of benefits shall be accelerated in order to wind down the Agreement. To the extent any benefits under the Agreement are subject to Code Section 409A, any acceleration of the payment of such benefits due to terminating the Agreement shall comply with the following:

(a) the Bank may terminate the Agreement provided that: (i) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c)(2) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iii) all payments are made within twenty-four (24) months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c)(2) if the same Executive participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(b) The Bank may terminate the Agreement within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c) The Bank may terminate the Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to separate from service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Code Section 409A Taxes. Any distribution under this Agreement shall be reduced by the amount of any taxes to be withheld from such distribution. This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

11.5	Applicable Law. The Agreement, Participation Agreement and all rights under such agreements shall be governed by the laws of the State of Hawaii, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.

11.7	Successors. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Code Section 409A and the Treasury Regulations issued thereunder.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Plan Administrator

Territorial Savings Bank

1132 Bishop St., #2200

Honolulu, HI 96813

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.14	Acceleration of Payments. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

11.15	Required Provision. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement on the dates set forth below

TERRITORIAL SAVINGS BANK

November 10, 2008	By:	/s/ Harold H. Ohama
Date		Chairman of the Compensation Committee

November 10, 2008		/s/ Vernon Hirata
Date		Vernon Hirata

EXHIBIT A

ANNUAL PERFORMANCE ELEMENTS

ON OR AFTER AUGUST 29, 2007

Executive: VERNON H. HIRATA

The maximum incentive compensation under the Agreement is zero percent (0%) of your salary.